                                                                     EXHIBIT 5.1

                          AccuMed International, Inc.
                      900 North Franklin Street, Suite 401
                            Chicago, Illinois 60610


June 9, 1998

The Board of Directors
AccuMed International, Inc.
900 N. Franklin Street, Suite 401
Chicago, Illinois 60610

Gentlemen:

        You have requested my opinion as General Counsel for AccuMed International, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and Regulations promulgated thereunder, of an aggregate of 4,038,821 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), of which (i) 641,410 shares (the "Conversion Shares") are underlying shares of Series A Convertible Preferred Stock (the "Convertible Preferred"), (ii) 1,713,697 shares are underlying Warrants to purchase Common Stock (the "Warrant Shares"), and (iii) 1,683,714 shares (the "Outstanding Shares") are currently outstanding, pursuant to a Registration Statement on Form S-3 (the "Registration Statement").

     For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus which is a part thereof (the "Prospectus") and the exhibits thereto. I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed. As to questions of fact material to such opinions, I have, where relevant facts were not independently established, relied upon certifications by principal officers of the Company. I have made such further legal and factual examination and investigation as I deem necessary for purposes of rendering the following opinions.

     In my examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. I have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company.

     I am a member of the bar of the State of California. My opinions below are limited to the laws of the State of California, the General Corporation Law of the State of Delaware and the federal securities laws of the United States.

     Based on the foregoing, it is my opinion that all of (i) the Outstanding Shares when sold and delivered in the manner described in the Prospectus, will be legally and validly issued, fully paid and nonassessable, (ii) the Warrant Shares, when issued and delivered against payment in full of the respective Warrant exercise prices in accordance with the terms of the respective Warrants and warrant agreements governing such Warrants, and when sold and delivered in the manner described in the Prospectus, will be legally and validly issued, fully paid and nonassessable, and (iii) the Conversion Shares, when issued and delivered in accordance with the terms of the Convertible Preferred and when sold and delivered in the manner described in the Prospectus, will be legally and validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption "Legal Matters" in the Prospectus.


                                        Sincerely,


                                        /s/ JOYCE L. WALLACH
                                        General Counsel